(d)(1)(iv)

August 1, 2017

Voya Separate Portfolios Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ  85258

Ladies and Gentlemen:

By this letter dated August 1, 2017, we have agreed to waive the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Separate Portfolios Trust (the “Agreement”), with respect to Class P shares of Voya Securitized Credit Fund (the “Fund”), a series of Voya Separate Portfolios Trust. Such waiver will be in an amount equal to the management fees allocated to, and otherwise payable by, the Class P shares of the Fund, thereby reducing the post-waiver fee rate payable by the Class P shares to 0.00%.

By this letter, we agree to waive the management fee for the period from August 1, 2017 through August 1, 2018.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Separate Portfolios Trust.

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Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:
Voya Separate Portfolios Trust
(on behalf of the Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President